STERLING CAPITAL CORPORATION
                                 CODE OF ETHICS


I.       Introduction

         This Code of Ethics has been adopted by the Board of Directors of Sterling Capital Corporation (the "Corporation"), an investment company registered under the Investment Company Act of 1940. Its purpose is to have the officers, directors, employees and affiliated persons of the Corporation comply with their ethical and legal responsibilities with respect to certain securities transactions which, because of their relationship to the Corporation, must comply with procedures adopted by the Corporation.

This Code of Ethics is adopted in conformity with the requirement of Rule 17j-1 under the Investment Company Act of 1940 (the "Act") as promulgated by the Securities and Exchange Commission.

         The Corporation does not have an investment adviser or principal underwriter and shall promptly amend this Code of Ethics if at any time it engages an investment adviser or principal underwriter.

II.      Definitions
         -----------

         For the purpose of this Code of Ethics, the following definitions shall apply.

A . "Access Person" means any director, officer or Advisory Person of the Corporation.

B. "Advisory Person" means: (i) any officer, director or employee of the Corporation or any company or person in a control relationship to the Corporation, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities for the Corporation, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Corporation who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of Covered Securities by the Corporation.

C. "Affiliated Account" means any account over which one or more Access Persons or Affiliated Persons have influence or control and in which such person or persons have substantial (25% or more) pecuniary Beneficial Ownership.

D. "Affiliated Person" of the Corporation means (i) any person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of the Corporation; (ii) any person directly or indirectly controlling, controlled by or under common control with the Corporation; and (iii) any officer, director, employee or copartner of the Corporation. The corporation will maintain a list, updated as often as necessary, of Affiliated Persons of the Corporation.

E.       "Beneficial Ownership" has the same meaning as for purposes of
         Section 16 of the Securities Exchange Act of 1934. Basically, the Rules under Section 16 provide that, for certain purposes, a person has beneficial ownership of any security over which such person directly or indirectly has or shares the power to vote such security or the power to dispose of such security, and includes securities over which such person can acquire such authority within 60 days. For other purposes these Rules provide that a person has beneficial ownership of any security in which such person has any direct or indirect pecuniary interest.

F. "Covered Security" shall have the meaning set forth for the term "security" in Section 2(a)(36) of the Act but shall not include direct obligations of the Government of the United States, banker's acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.

G. "Disinterested Director" means a director of the Corporation who is not an "interested person" of the Corporation under Section 2(a)(19) of the Act and who is an Access Person solely by reason of being a director of the Corporation.

H. "Purchase or Sale of a Covered Security" includes, inter alia, the writing of an option to purchase or sell a Covered Security.

I. "Security Held or to be Acquired" by the Corporation means (i) any Covered Security as defined in this Code of Ethics which, within the most recent 15 days, (a) is or has been held by or for the Corporation, or (b) is being or has been considered by or for the Corporation for purchase and (ii) any option to purchase or sell, and any security convertible into or exchangeable for or whose return is to a material extent dependent upon, a Covered Security described in clause (i) above.

III.     Standards of Conduct
         --------------------

It shall be a violation of this Code of Ethics for any Affiliated Person, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by the Corporation:

         1. To employ any device, scheme or artifice to defraud the Corporation;

         2. To make to the Corporation any untrue statement of a material fact or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Corporation; or

         4. To engage in any manipulative practice with respect to the Corporation.

A . The Corporation shall investigate any matter the facts of which suggest that these Standards of Conduct have been violated.

B . All employees, officers and directors of the Corporation are encouraged to seek advice from counsel with respect to any action or transaction which may violate these Standards of Conduct and to refrain from any action or transaction which might lead to the appearance of a violation.

C. No Access Person or Affiliated Person of the Corporation may effect transactions in Covered Securities for an Affiliated Account in anticipation of transactions in such Covered Securities for the Corporation. However, because of varying investment objectives and techniques, such as liquidity needs, tax consequences, realized and unrealized gains or losses for a particular account, investment decisions for Access Persons or Affiliated Persons may not always be consistent with investment decisions made for the Corporation.

         Therefore, an Access Person or Affiliated Person or his authorized representative shall obtain the written approval of the designated compliance officer (who shall, in the case of trades by the regular compliance officer, be the President) prior to trading for any Affiliated Account (other than the Corporation) which he has any direct or indirect Beneficial Ownership in any Security Held or to be Acquired by the Corporation or in any Covered Security that is an equity security. Such authorization shall be effective only for the day on which it is obtained or such longer period as is specifically noted in the compliance officer's written approval. Disinterested Directors shall not be subject to the foregoing requirement.

         The designated compliance officer may withhold approval without reason and will withhold approval if he or she determines that the proposed transaction will be detrimental, in any way, to the Corporation. Absent special circumstances, small transactions (i.e., less than $15,000) in highly capitalized issues with high liquidity will normally be viewed as unlikely to be detrimental and therefore will be likely to be approved.

D. In any investment matter involving both the Corporation and any Affiliated Account, each such Access Person or Affiliated Person must resolve any known or reasonably anticipatable conflict of interest in favor of the Corporation. The intention of the foregoing principle is to avoid investment practices involving possible conflicts of interest so as to prevent impairment of a person's ability to act in the best interest of the Corporation in investment matters for the Corporation and to prevent use of information regarding actions on behalf of the Corporation for the benefit of any Affiliated Account.

E. No Access Person or Affiliated Person may solicit or accept any offer by any person that would enable the purchase or sale of any Covered Security for any Affiliated Account of such Access Person or Affiliated Person at a price or under conditions known by such Access Person or Affiliated Purchaser to be more favorable than those obtainable by the Corporation or that would provide such Affiliated Account or such Access Person or Affiliated Person any consideration from any person dealing with the Corporation in connection with a transaction involving assets of the Corporation.

F. No Access Person or Affiliated Person may recommend or authorize the holding, purchase or sale of any Covered Security by the Corporation without first disclosing to the compliance officer or investment committee of the Corporation the existence of any material position in or other potential conflict with respect to such Covered Security.

         Subject to the foregoing principles and prior approval procedure, Access Persons and Affiliated Persons may treat their own investments and those of other Affiliated Persons by whom they are employed in other capacities in the same manner as the Corporation. Subject to the foregoing principles and prior approval procedure, investment opportunities may be allocated among the Corporation and Access Persons and Affiliated Persons on an equitable basis and orders of such persons may be aggregated, except that no orders may be aggregated with the orders of the Corporation, and all such transactions shall be made in compliance with the Act. If an Access Person or Affiliated Person effects a transaction for any Affiliated Account and uses the same broker for the same transaction on a particular day as the Corporation, the Affiliated Person will not receive a more favorable execution price than that received on the same day by the Corporation.

IV.      Reports
         -------

A.       Initial Holdings Reports. Effective on and after June 1, 2000, no
         ------------------------
         later than 10 days after a person becomes an Access Person, such person shall report to the Corporation the title, number of shares or principal amount of each Covered Security in which such Access Person has direct or indirect Beneficial ownership at the time such person becomes an Access Person, the name of any entity with which an account containing any of such Covered Securities is maintained and the details of each such account and the date of such report.

B.       Quarterly Transactions Report. Except as otherwise provided herein,
         -----------------------------
         each Access Person of the Corporation shall report to the Corporation the information described below with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security, provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         Each such quarterly report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information: (i) as to any transaction in any Covered Security, the date of the transaction, the title, the number of shares or the interest rate, maturity date, and principal amount of each Covered Security involved, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected and the name of the broker-dealer, bank or other intermediary with or through whom the transaction was effected; and (ii) with respect to any new account with respect to which such Access Person would be required to make an initial holdings report if such person became an Access Person after the effective date of Paragraph A above and such account contained any Covered Securities, the same information regarding such account as is required under Paragraph A above.

C.       Annual Holdings Reports. On or prior to 30 days after any date in
         -----------------------
         December 2000 and each December thereafter, each Access Person shall report to the Corporation the same information as would be required in an initial holdings report as of such date in December.

D.       Notwithstanding the provisions of Paragraphs A, B and C of this
         Article IV, (i) no person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; (ii) no director of the Corporation who is not an "interested person" of the Corporation within the meaning of Section 2(a)(19) of the Act and who is an Access Person solely by reason of being a director of the Corporation shall be required to file an initial holdings report or an annual holdings report and shall not be required to file a quarterly transaction report unless such director knew or in the ordinary course of his duties as a director of the Corporation should have known that during the 15-day period immediately before or after such director's transaction in a Covered Security, the Corporation purchased or sold the Covered Security or considered purchasing or selling the Covered Security; and (iii) no Access Person shall be required to file a quarterly transaction report if such report would duplicate information contained in trade confirmations or account statements containing all of the information required in a quarterly transaction report (other than the date of such report).

E. The Corporation shall identify all Access Persons who are under a duty to make the foregoing reports and shall inform such persons of such duty.

F. The Compliance Officer of the Corporation shall be responsible for reviewing the reports filed pursuant to this Code of Ethics (except that the President shall review the Compliance Officer's reports), reporting to the President any violation or apparent violation of this Code of Ethics, discussing periodically with each Access Person and Affiliated Person such person's obligations under this Code of Ethics, considering whether any changes should be made to this Code of Ethics and confirming with each Access Person that all reports of such Access Persons required hereby have been filed. The Corporation shall provide to the Board of Directors not later than September 1, 2000 and each September 1 thereafter a written report covering the prior year that describes any issues arising under this Code of Ethics since the last report (including material violations and any sanctions imposed in respect thereof) and that certifies that the Corporation has adopted procedures reasonably necessary to prevent violations of this Code of Ethics by each Access Person.

G. The Board of Directors of the Corporation, including a majority of the directors who are Disinterested Directors of the Corporation, must approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics the directors must receive a certification from the Corporation that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics. The Board of Directors must base its approval of this Code and any material changes on a determination that this Code of Ethics contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Section III of this Code of Ethics.

V.       Records
         -------

         The Secretary of the Corporation shall preserve in an easily accessible place:

A.       For at least five years, this Code of Ethics as in effect at any time;

B. A list of all persons who, within the preceding five years were required to make, or were responsible for reviewing, reports pursuant to this Code of Ethics and Rule 17j-1;

C. A copy of each report (and any confirmations of account statements in lieu thereof) made pursuant to this Code of Ethics and Rule 17j-1 within the preceding five full final years and any partial year (at least two years in an easily accessible place);

D. A record of any violation of this Code of Ethics within the preceding five full fiscal years and any partial year and any action taken as a result thereof; and

E. A record of any decision, and the reasons supporting such decision, to approve the acquisition by any Access Person to purchase any Covered Security in an initial public offering or in any private placement.

VI.      Code Violations
         ---------------

         Any officer or director of the Corporation who discovers a violation or apparent violation of this Code of Ethics by any other person shall bring the matter to the attention of the President of the Corporation who shall then report the matter to the Board of Directors. The Board shall determine whether a violation has occurred and, if it so finds, may impose such sanctions, if any, as it considers appropriate. Such sanctions may include suspension without pay, dismissal or any other sanction which the Board shall determine to be reasonable and proper.